EX-99.2

IDEX Corporation Fourth Quarter 2017 Earnings Conference Call
January-30-2017
Confirmation #13675214

Operator: Greetings, and welcome to the IDEX Corporation fourth quarter 2017 earnings conference call. At this time, all participants are in listen-only mode.

A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Michael Yates, Vice President and Chief Accounting Officer for IDEX Corporation. Thank you, Mr. Yates. You may begin.

Mr. Michael Yates: Great. Thank you, Doug. Good morning, everyone. This is Mike Yates, Vice President and CAO for IDEX Corporation, and I want to thank you all for joining us for our discussion of the IDEX fourth quarter and full year financial highlights.

Last night we issued a press release outlining our company's financial and operating performance for the quarter and year ending December 31st, 2017. The press release, along with the presentation slides to be used during today's webcast, can be accessed on our company's website at www.idexcorp.com.

Joining me today is Andy Silvernail, our Chairman and CEO, and Bill Grogan, our CFO. The format for our call is as follows. We'll begin with Andy providing an overview and an update on market conditions, geographies, and our capital deployment strategies. He will then discuss our 2017 financial results and walk you through the operating performance within each of our segments. And finally, we will wrap up with an outlook for the first quarter and full year 2018. Following our prepared remarks, we will open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll-free number 877-660-6853 and entering conference ID 13675214, or you may simply log on to our company home page for the webcast replay.

Before we begin, a brief reminder this call may contain certain forward-looking statements that are subject to the safe harbor language in today's press release and in IDEX's filings with the Securities and Exchange Commission.

With that, I'll now turn this call over to our Chairman and CEO, Andy Silvernail.

Mr. Andy Silvernail: Thanks, Mike. Hey, good morning, everybody. I appreciate you joining us to talk about the 2017 full year and, obviously, our fourth quarter results. I'm going to start with a brief overview of 2017 and what we expect to see here in 2018.

Look, 2017 was a record for IDEX. Market conditions around the globe continued to improve throughout the year, and our team is positioned very, very well to capitalize on the strength. We delivered organic revenue and order growth in all four quarters, as well as all-time quarter and annual highs in orders, sales, operating margin, EPS, and free cash flow.

I'm extremely pleased with the team's ability to execute on our targeted growth initiatives which have really contributed to the record results for the year. The strength is broad based across almost the entire portfolio, which I'll elaborate on here in a minute, and our balance sheet is extremely strong.

Our gross debt leverage ratio is 1.4 times, and our net debt, the net debt leverage ratio is 0.8 times. If you combine our strong balance sheet with our $700 million of availability on our revolver plus our free cash flow in 2018, we'll have the ability to deploy over $1 billion in the next 12 months. Of course, we'll remain very disciplined and ensure that we get our best returns for our shareholders not only in the short term but, most importantly, in the long term.

Speaking of which, I'd like to take the opportunity to welcome our newest acquisition, thinXXS, to the IDEX family. We'll talk more about the acquisition in a bit, but we're very happy to have this innovative team as part of our organization.

Given the sustained strength in the back half of the year, we remain optimistic about our ability to continue to grow. We're projecting 5% organic growth in 2018 with full year EPS in the range of $4.90 to $5.10 a share. Using the midpoint of our 2018 EPS guidance, $5.00, EPS is up $0.69 or 16% compared with 2017 adjusted EPS of $4.31. About 60% of the increase is due to targeted growth and operational initiatives, with the remaining 40% coming from the expected 2018 effective tax rate that'll be in the range of 22% to 23 percent.

Now I'd like to take a moment to talk about what we've seen across the markets we serve and the regions we do business in. The industrial markets have really showed continued worldwide moment throughout the year and provided a nice finish here to 2017. More project opportunities are providing indications of continued strength in 2018, and I see this really as the release of more CapEx into the marketplace.

The IVD/Bio, analytical instrumentation, and DNA sequencing markets were great all last year, and we expect strength to continue. We continue to leverage our differentiated position as a market leader in fluidics and in optics specifically within life sciences. The ag market really has been strong throughout 2017, and we expect it to continue into 2018 based on the good preorder season we saw in the fourth quarter.

The upstream energy market has been strong all year. As a reminder, our exposure in this market is minimal, but the strength in the upstream market does provide a lift to across general industrial markets, and we're definitely seeing that in our pump businesses and FMT. The midstream energy market is stable. And we're optimistic, as this market has continued to show signs of improvement with on the back of a cold winter.

Municipal end markets in both fire and water continued to see positive demand through the year. And we will continue with new product development in water and investments in emerging markets within fire to capitalize on this demand.

We experienced strength across all of our regions in 2017. The North American region continues to be strong and is leading in the recovery for us. The European market gained strength throughout the year, and we expect market growth to continue. And increased government funding and initiatives in Asia are driving strength across many markets, including environmental and water treatment, transportation, pharma, and fire and rescue.

I want to take a minute here and recap our commitment to our capital deployment strategy. I think what's most important to note is we have set a capital deployment framework which we believe very strongly in. And, even with the changes in the tax rates in the U.S., we don't expect that to change how we think about deploying capital, but rather to continue to be aggressive within that framework.

As I mentioned earlier, in December we acquired thinXXS, a leader in the design, manufacture, and sale of microfluidic components in the life science markets. We anticipate that the synergies between thinXXS and our existing microfluidics technologies and our scientific fluidics and optics businesses will position us well in the next generation of microfluidics technologies as they're deployed. Once again, we welcome thinXXS to our team.

We also took the opportunity to divest our Faure Herman business within the energy group. The divestiture is consistent with our segmentation strategy. We sold Faure Herman for $21.8 million, which resulted in a $9.3 million gain.

We will continue to invest in the best organic growth opportunities, and I'm extremely pleased with both the fourth quarter and full year organic growth rates in orders and sales across the company. This is a result of our team's dedication to our targeted growth initiatives and our segmentation strategy, and organic growth remains our top priority within the company.

We remain committed to opportunistically repurchasing shares, and that will not change in 2018. In 2017, we repurchased 266,000 shares for $29 million, or an average purchase price of $109.00 share. We increased our dividend 9% in 2017. And in 2018, subject to Board approval, we intend to increase our dividend 15% to 18%, which will allow us to hit the high end of our goal of distributing 30% to 35% of earnings to our shareholders.

Okay, before I get into the IDEX financials, the results for the fourth quarter and the full year, I'd like to provide a few comments regarding the impact to IDEX of tax reform in the United States. Tax reform will no doubt bolster our already strong financial profile by providing additional earnings, cash flow, and capital availability. We intend to put this additional capital to work consistent with our balanced capital deployment strategy, as I just outlined.

All in, the net impact from tax reform in 2017 was basically a wash. However, we did have various puts and takes related to this. The re-measurement of our U.S. deferred taxes at the lower enacted corporate tax rate of 21% provided us with a $40.6 million tax benefit. However, this benefit was almost entirely offset by a--$30.2 million of reparation tax expense, as well as $10.3 million of additional tax expense tied to tax planning strategies that we implemented in the fourth quarter and were tied to the enactment of the Tax Act. This additional charge of $10.3 million will provide us flexibility and access to our cash across the globe.

All right, let's switch gears here. Let's talk about the 2017 financial results. I'm on slide five. As noted on the slide, the GAAP results were adjusted for restructuring in both 2017 and 2016, as well as a gain on sale of business in 2017 and net loss on sale of businesses in 2016. And as I mentioned a moment ago, the tax reform was essentially a wash and we did not adjust the results for any impact from it.

I'll start with full year results. Order growth for the year was 9%, with organic orders up 7%. FSD finished the year with double digit organic growth in both the third and the fourth quarters. FMT and HST delivered robust organic order growth, consistent throughout the entire year. For the full year, we had $2.3 billion of revenue, which was up 8% compared to prior year, up 6% organically. All three segments contributed organic revenue growth for the year. FMT was up 6, HST was up 8, and FSD was up 4.

Gross margin was 44.9% for the year, which was up 90 basis points. Adjusting for the prior year inventory step up charges, gross margin was up 20 basis points. Op margin, adjusted for the gain on divesture and restructuring expense, was 21.9% for the year, up 120 basis points compared to the prior year. The increase was primarily due to higher volume and productivity initiatives, as well as the dilutive impact of the inventory step up charge in the prior year. Excluding the impact from prior inventory step up charges, adjusted operating margin was up 50 basis points for the year.

Full year EPS was $4.36, while adjusted EPS was $4.31. That was up $0.56 or 15% compared to the adjusted prior year EPS. Our full year effective tax rate was 25.9%, and that included the impact from the gain on the divesture and restructuring expenses. Our adjusted full year effective tax rate excluding the impact of these items was 26.6%. Free cash flow of $389 million was a record for IDEX, and converted at 117% of net income compared to prior year.

For the fourth quarter results, they were really strong here. Orders were very strong across all three segments in the fourth quarter, resulting in overall growth for the company of 10% and organic growth of 9%. Revenue was $586 million, which was up 10% overall and 9% organically.

Adjusted operating margin for the quarter was 22.1%, up 150 basis points year-over-year, due in part to the pressure from the fair value inventory step up in the prior year. Excluding this charge, adjusted operating margin was up 60 basis points year-over-year.

Fourth quarter EPS was $1.21, while adjusted EPS was $1.12, which is a $0.16 or 17% increase over the prior year. Our Q4 effective tax rate of 24.2% includes the impact from the gain on the divestures and restructuring expense. Our adjusted Q4 effective tax rate, excluding the impact of these items, was 26.4%. Free cash flow in the quarter was outstanding, $120 million, which is a 14% increase year-over-year and 139% of Q4 adjusted net income.

Okay, I'd like to start with the segment discussion now. I'm on slide six and we'll start with fluid metering. FMT had a very solid 2017 on both the top and the bottom line. Organic orders were up 9% in the fourth quarter, 7% for the full year. Organic sales were up 7% in the fourth quarter and 6% for the full year.

Adjusted op margin was 28.4%, which is up 100 basis points, while full year adjusted op margin of 27.7% was up 200 basis points from the prior year, primarily due to higher volume and productivity initiatives.

In water, we had a solid finish to the year, driven in part by strong distribution markets in the U.S. and UK. And we continue to focus on new product development across our water businesses and leverage that technology to gain share.

On the industrial side, our pump business was very strong, with orders and sales benefitting from the improving economy and the upstream impact of oil and gas. The LACT pump, which really has been a big win for us here, and it's principally in the upstream oil and gas market, continues to gain traction and we have a strong project funnel as we look at 2018. And finally, U.S. distribution channel also finished with day rates improving throughout the year.

In terms of valves within the industrial group, we saw improvement in the U.S., Canada, and Europe, as well as encouraging signs in the chemical markets. With energy, we continue to see market share gains in LPG Mobile increasing truck builds. As I mentioned earlier, the cold winter should help this business. In agriculture, as we've been saying all year, the ag story has been great in 2017. And we expect this to continue into 2018 given what we saw as a nice preorder market in the fourth quarter.

Okay, I'm on slide seven and we'll talk here on health and science. Q4 organic orders were up 7%, with full year organic orders up 8. Organic sales were up 11% in Q4, up 8% organically for the full year. Adjusted Q4 op margin of 22.3% increased 330 basis points, while full year op margin of 22.5% increased 170 basis points. Both increases were primarily driven by the fair value inventory step up that we took in prior year, coupled with higher volume. If you exclude the fair value inventory step up from the prior year, adjusted operating margin would have been up 100 basis points for the quarter.

Our growth initiatives, including higher engineering investments in HST and targeted initiatives, are working, especially in sealing and scientific fluids and optics. However, with this success has come some challenges on margins, specifically we continue to have some operating challenges that relate to growth, but we're making a lot of progress on this throughout the year. We would expect segment margin to be higher than 22.3% in the fourth quarter on 11% organic growth. Our operating teams are focused on this opportunity, and we expect this to improve throughout 2018.

If we look at scientific fluidics and optics, it was a very strong year for the group, with continued gains and momentum across the major markets of AI, IVD/Bio, and DNA sequencing. Also, we announced our optics center of excellent in Rochester, New York, scheduled to be completed by early 2019. This project will bring three separate businesses together in a brand new, state of the art building, with the sole mission of supporting the growth of our key life science customers.

Looking at sealing solutions, we experienced a record year, driven in part by very strong semicon demand, but also propelled even further by oil and gas, mining, automotive, and our own initiatives in new product development.

HST industrial remained solid. It looks a lot like what we just discussed in FMT. Within our material process business, we've seen continued global stability with increased demand in the U.S. food and pharma markets, along with a strong project funnel as we enter 2018.

Okay, I'm on slide eight. I'm on our last segment, diversified. Diversified also had a really good year. They delivered a record fourth quarter in orders, sales, and op margin. Organic orders grew 11% in the fourth quarter, 5% for the year. Organic sales grew 12% in the fourth quarter and 4% for the year.

Adjusted Q4 op margin of 26.5% was up 250 basis points, while full year adjusted op margin of 25.1% was up 110 basis points. This was primarily due to higher volume and productivity initiatives.

In addition to the higher volume and productivity, Akron Brass and AWG are integrating very well into our legacy fire and rescue businesses. When we acquired them in the summer of 2016, we had an objective to increase EBITDA margins by 500 basis points over three years. We are 75% of our way towards that goal in a year and a half, and this is evidenced by the very strong 26.5% op margins in the fourth quarter.

If you look at dispensing, we've got continued stability in the North American market, which is coupled with growing strength in Europe and Asia. Our X-SMART business continues to be strong in emerging markets, and we're beginning to see traction of our growth initiatives as our next phase of new products are being launched globally.

Within fire and rescue, the muni and North American OEM markets continue to perform well, and we've seen a return of projects in emerging markets which is encouraging.

Finally, Band-It continues to deliver across their various markets, including transportation, energy, and industrial.

All right, we're down to the last couple pieces of our conversation here. Let's talk about 2018 guidance and then specifically the fourth quarter. I'm on slide nine. So, we anticipate full year organic growth in 2018 to be 5%, which will contribute $0.34 to $0.45 of benefit to EPS.

FX is expected to a $0.06 tailwind in 2018. We are impacted mostly by translational fluctuations from the euro, Swiss franc, Canadian dollar, and British pound. We're basing our analysis on rates as of December 31st, 2017.

We expect the net impact of our 2017 divesture of Faure Herman and our acquisition of thinXXS to represent $0.03 of pressure on EPS.

Our productivity initiatives will more than fully offset wage and raw material inflation in 2018, and will provide a $0.05 benefit.

As noted before, we'll continue to focus on our best organic growth opportunities. We will invest in people along with a focus on new products and new applications of our existing products. These investments are across all of our segments, and these growth investments will be approximately $0.08 of pressure in 2018.

We've shown a subtotal of EPS of $4.65 to $4.75, which represents what operational EPS improvement in 2018 would have been prior to tax reform. That's a 9% improvement at the midpoint. We anticipate that tax reform will provide $0.25 to $0.35 benefit to our bottom line, so the result in EPS is in the range of $4.90 to $5.10. So, at the midpoint of $5.00, EPS would be up 16% compared to 2017 adjusted EPS of $4.31.

I'll now conclude with some additional details regarding our 2018 guidance for the first quarter and full year. I'm on the last slide, slide 10. In Q1, we estimate EPS ranging from $1.20 to $1.24, with organic revenue growth of 5% to 6% and operating margins for approximately 22%. Q1 effective tax rate is expected to be approximately 22.5%, with an estimated 3% top line tailwind from FX based on December 31st rates. Corporate costs for the first quarter are expected to in the range of $17 to $18 million.

Turning to full year 2018, we expect EPS to be in the range of $4.90 to $5.10. Full year organic growth is expected to be approximately 5%, and full year operating margin approximately 22.5% to 23%. The top line FX impact is approximately a 1% tailwind, again based on end of year rates.

The full year effective tax rate is to be in the range of 22% to 23%, and capital expenditures will be around $50 million. Free cash flow is expected to remain strong at approximately 115% to 120% conversion rate. And corporate costs are expected to be in the range of $70 to $74 million for the year.

Finally, our earnings guidance excludes any associated cost of future acquisitions or restructuring charges.

With that, let me pause and turn it over to, the operator, Doug, for details. Thank you.

Operator: Thank you. Ladies and gentlemen, we will now be conducting a question and answer session.

If you'd like to ask your question, you may press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.

Our first question comes from the line of Allison Poliniak with Wells Fargo. Please proceed with your question.

Ms. Allison Poliniak: Hi, guys. Good morning.

Mr. Andy Silvernail: Morning, Allison.

Ms. Allison Poliniak: Andy, could you touch on organic investment a little bit more? You've obviously invested very broadly here. But with the incremental cash that you're now going to get from the tax reform, is there any specific area that you think you could accelerate some investment in just based on the traction you're getting?

Mr. Andy Silvernail: Allison, we figured we'd get this question across the board as it came down to the increase in earnings and cash from the tax rate. And the bottom line is not really, and what I mean by that is we have been very aggressive across the board for years now at fully funding organic. And I think we've been very consistent in saying that, even when that's done, there's plenty of money left over.

So, I don't think we've left much on the table. Last year, we had a pretty good number in terms of incremental organic investments. This year it's $0.08 a share. So, I don't think, when you net it all out, it changes much of anything from our strategy. I think in terms of our ability to be competitive and to win globally, it's obviously a positive thing. But I don't think it changes what we spend our time on and where we're making our bets.

Ms. Allison Poliniak: Oh, that's helpful.

And then HST, with the operational inefficiencies in '17, it sounds like they're dragging into '18.

Mr. Andy Silvernail: Yeah.

Ms. Allison Poliniak: Could you help us quantify that impact in '17, how you're thinking about it for '18, and should those kind of dissipate as we go through the year?

Mr. Andy Silvernail: Yeah. So, there's actually--it's under one headline. But to be candid, there's one piece that we've kind of put behind us and two pieces that we haven't.

So, when I say that, we did a major consolidation up in Canada which had some bumps earlier in the year. And that was kind of some of the bigger dollars early in the year. And fundamentally those things are never done until you're humming completely, but we feel really good about where that is. And, the team there has done a great job of closing that off.

The two things that we're more wrestling with right now are really around very fast growth rates in as we look at some of the more scientifically bent pieces of our portfolio. And so, what we're experiencing is more around--think of it was expedites a little higher cost of internal quality than we would expect. In the quarter, it was about $1.5 million Allison.

Ms. Allison Poliniak: Um-hmm.

Mr. Andy Silvernail: And frankly, we’re basically protecting our customers to make sure that they're not feeling these inefficiencies or longer lead times and we're eating some of the cost ourselves. So, it was $1.5 million in the fourth quarter. And if you normalize the HST margin, frankly that's the kind of margin we would expect to see in HST if you normalize to that--.

Ms. Allison Poliniak: --Okay--.

Mr. Andy Silvernail: --Million, million and a half bucks.

I don't think we completely put it to bed just because we're not going to try to save a half a million dollars to put our customers at risk.

Ms. Allison Poliniak: --Um-hmm--.

Mr. Andy Silvernail: --If it takes a little bit longer to make sure we get it right at all angles, we'll do it. I think it's going to go into the second quarter before we have it completely behind us.

Ms. Allison Poliniak: Great. That's helpful. Thank you.

Mr. Andy Silvernail: Yep, no problem at all.

Operator: Our next question comes from the line of Mike Halloran from Robert W. Baird. Please proceed with your question.

Mr. Mike Halloran: Good morning, guys.

Mr. Andy Silvernail:    Good morning.

Mr. Mike Halloran: When I think back to your prepared comments, Andy, and I think about the prepared comments over the last five, six quarters, the level of caution continues to bleed out of the comments. I did not hear a lot of concern points in the script.

Mr. Andy Silvernail: Yep.

Mr. Mike Halloran: Any areas of the portfolio you're worried about right now, or are we just seeing broad-based growth through all of your business lines at this point?

Mr. Andy Silvernail: It’s broad-based, Mike. Have you read this correctly at this point it’s pretty hard to find a piece of the portfolio that is soft. If I were going to pick a little bit, it would be the places that we’ve been picking on, but even those have gotten better since we last talked, meaning, the dispensing business in North America has flattened out and the midstream energy we thought bottomed out in the fourth--excuse me, in the third quarter, and we believe that to be true and has improved and the cold winter will help that even some there.

So, when you do a Pareto of all of our businesses, if I showed you, a Pareto chart of all of our businesses, the couple of things that you would see negative are by our choice. With actively made choices to shrink a couple things. Otherwise in that you'd see positives.

Mr. Mike Halloran: And then extending on Allison’s question a little bit, obviously your investment hurdles haven’t really changed. You guys have been diligent on your side.

Mr. Andy Silvernail: Yep.

Mr. Mike Halloran: How do you feel this is going to impact your customer base in what their investment decisions look like and how does that layer through into your business?

Mr. Andy Silvernail: That’s a great question. I think that is a big one. If I understand, Mike, you mean in terms of will they invest more and therefore will that cause a downstream effect. Is that what you mean?

Mr. Mike Halloran: Yes, that’s exactly it.

Mr. Andy Silvernail: Yeah. Well I think for everybody, the answer to that to some degree is going to be yes, and whether that happens directly or it happens with how money gets circulated in the economy via dividends or whatever, right, I think the answer to that is going to be yes. I will caution, however, that these things tend to have--because of where we play in the marketplace there might be a--excuse me-- a little bit longer, I think, in fact for that to turn into a structural change, meaning brand-new programs coming in where we’ve one new product.

I think that the short-term impact is going to be on a book and turn business, right? Stuff that you’ve already won and you might get some incremental benefits. And I do think that we’re seeing that, and we have seen that. And the bigger thing that we’re looking at is the confidence level in capital-related projects, right? And when you see--if you remember, I want to say two or three calls ago, Bill, must’ve been. Or maybe it was even at the beginning of last year, people were asking us, “What would give you more confidence?”

And I believe my answer back then was, “You’ve got to see the, what I’ll call the speculative confidence turning into the spending confidence turning into the capital spending confidence.” And I believe we’ve entered that phase. So we’re definitely starting to see people more willing to spend bigger dollars, which is what makes it sustained for folks like us as long as it holds up.

Mr. Bill Grogan: Yeah, I would add our commercial funnels across the portfolio have picked up, especially over the last quarter. I think the upside case would be if a significant amount of those materialized here in 2018.

Mr. Andy Silvernail: I agree with that, too.

Mr. Mike Halloran: Yeah. And then just let me tack onto that one, Andy, on the CapEx side, because I remember those comments a couple quarters back and, that was of, Capex of scale, back part of this year, right?

Mr. Andy Silvernail: Yep.

Mr. Mike Halloran: It certainly feels like you’re more confident of that CapEx of maybe not massive size, but more meaningful size is starting to come forward. Is that fair and how do you see that projecting out?

Mr. Andy Silvernail: It is fair, and let me give you three examples, without being specific to any customers, we never do that. But three places where you’re seeing that come in size. One, we’re seeing it in the chemical markets. No matter what we feel, if you look in Europe or you look in the Bayou, so to speak, we’re definitely seeing improvements in bigger dollars being released in those areas. And China, actually, too.

Mr. Bill Grogan: Yeah.

Mr. Andy Silvernail: China, too. And so that’s number one. Number two, we received some pretty good-sized blanket orders and that’s not atypical, but in our general industrial, touching some of our general industrial book and turn businesses, if you went back two years ago, those didn’t exist.

Then last year, it came back a little bit and then this year we saw it come back stronger. That’s a good sign. And then finally, in some of our scientific -related businesses, you’re seeing people plan much further out related to their own capital, and the questions to us are around our ability to ramp as they ramp capital. So you’re not necessarily seeing the spend yet, but when that conversation is happening, they’re starting to gauge, “Going to partner with based on availability?” Not just based on price.

Not that we ever really played in that much anyway, but you’re still seeing some of those behavioral changes.

Mr. Mike Halloran: Great color as always. Appreciate it.

Mr. Andrew Silvernail: Thanks, Mike.

Operator: Our next question comes from the line of Nathan Jones with Stifel. Please proceed with your question.

Mr. Nathan Jones: Good morning, everyone.

Mr. Andrew Silvernail: Hi, Nathan.

Mr. Nathan Jones: I’d just like to follow on to the question there about larger capital spending bills coming out that would probably hit you in the second half of the year, but I would guess that that’s probably not baked into the guidance that you have for five-ish percent organic growth. I know you’re going to have tougher comps in the second half and I assume that that’s probably part of it.

If you do see some of those positive spending drivers come through, is there an upside to your organic revenue guidance in your view?

Mr. Andrew Silvernail: Yeah. I think, Nathan, you’d have to believe for the answer to that to be yes, you’d have to believe that there’s going to be an overall pickup in industrial production in the back half of the year compared to what we’ve been experiencing now in the projections of the first half. And so far, we’re not seeing that yet. So we are baking in some of this improvement. You're right. We do have tougher comps in the back half.

Could it get better with an acceleration overall in organic spending through the pipeline, so to speak? It could. But, you know, by the nature of the short cycle of our business and by the nature of what people think about in the back half of the year and a full year of industrial production, I think we’ve picked reasonably well with the fact that we have today.

Mr. Nathan Jones: Okay, that’s fair. I’d like to go on to some of the businesses that have or continue to be in your fix bucket.

Mr. Andrew Silvernail: Yep.

Mr. Nathan Jones: You’ve disposed of one that I assume didn't pass your standards there. I know some of the acquisitions go into that. Can you give us an update on where you are with the businesses that are in the fix bucket? Are they candidates for disposition? Are they candidates for moving out of that fix bucket?

Mr. Andrew Silvernail: Sure, sure. Let me comment on it and then I’m going to ask Bill to comment, too, because Bill plays a really big role here in looking at the overall portfolio of the company on a day-to-day, week-to-week, month-to-month basis.

So first of all, that fix bucket has shrunk from about 25% this time last year to about 15%, right? So whether it’s been a disposition or folks moving from there to different parts of our growth profile, that’s shrunk now. So it’s a smaller piece of the overall profile. The first part, I don't think that there is nothing major in line for disposition in there, right? We’ve always said we’ll constantly look at it, things change.

But, I feel very good about where we are relative to what we own today, so that 15% that’s in there is really about those two types of changes that we’ve talked about for a long time. One is they’ve got to improve their profit profile and/or they have something important that makes up their franchise that needs investment, as a technology or channel development. So I generally feel pretty good. Bill?

Mr. Bill Grogan: Yeah, I think the fix businesses overall, their margin improvement last year was about 200 basis points, so we did see a significant portion graduate out. Remember all of our acquisitions go into the fix business, so you saw Akron and AWG graduate into the integrated growth in SFC and the integrated growth within our dispensing--or excuse me, our ceiling platform.

So, you know, the 15% that remains relative to the productivity improvements we have in line this year, that’ll continue to shrink if we don’t do any additional deals this year.

Mr. Nathan Jones: Okay. And as it relates to that, gross margins have been edging up over the last few years, but they have been in that kind of 44, 45% range. Are there opportunities that you feel you still have to drive gross margins higher or does margin expansion really come from SG&A leverage here, or just how should we think about that going forward?

Mr. Andrew Silvernail: Nathan, I think we can get both, and there’s no reason we can’t continue to do that. If you look at our ability to get prices, our ability to drive productivity, if you kind of look at those two major things, so let’s look at price, versus--price and productivity versus inflation, meaning wage plus raw material inflation. We think we can get, with that combination, we should be able to get expansion, right? And that all shows up at the gross margin line.

Then from there, obviously you’ve got volume leverage and then those two things combine and it should then compound at the op-margin line. So I don’t think there’s any reason we can’t. Frankly, I’m not going to lie, I was a little disappointed at where we ended gross margins. I thought we could have expanded gross margin more throughout this year and we gave up a reasonable amount of it with some of these inefficiencies that we’ve had and what I like about it is, our teams are just as upset. It’s not like you’re having to tell them that this is an issue.

At the same time, you’ve got to make bets. You’ve got to make bets on growth and you’ve got to make bets on, center of excellence and things like that, and I think on balance, those are paying off for us, but I do expect to expand gross margins, and I that we can, Bill. I think we can.

Mr. Bill Grogan: Yeah. You should see us this year consistently in the 45% range with improvement off of that. I think 46 would be a target longer-term, but a solid 45, mid 45%, is a good number for this year.

Mr. Andrew Silvernail: Absolutely.

Mr. Nathan Jones: Great color, as usual. Thanks, guys.

Mr. Andrew Silvernail: Thank you.

Operator: Our next question comes from the line of Steven Winoker from UBS. Please proceed with your question.

Mr. Steven Winoker: Thanks and good morning, all.

Mr. Andrew Silvernail: Sure, Steve.

Mr. Steven Winoker: Hey. I just wanted to follow on that last question around gross margin and tie it to the five cents of tailwind that you pointed to in 2018 for inflation or productivity net of inflation. Just maybe help us think about, and I know you separate pricing someplace else, but the dynamics there, a little more color would be helpful, to break it apart.

Mr. Andrew Silvernail: Do you want to talk to that, Bill?

Mr. Bill Grogan: Yeah, and I think the five cent improvement is really us solving some of the execution issues that we had within 2017, and then it’s our continued OpEx programs exceeding our inbound inflation. That’s how I think about it.

Mr. Andrew Silvernail: And for us even, anytime you can get that out positive, that just puts you in a great position to expand margins.

Mr. Bill Grogan: Yeah. So it’s a little bit higher than what we have historically guided because of the inefficiency we can put our finger on in 2017.

Mr. Steven Winoker: Right. And that inflation is all material and you have wage elsewhere, correct?

Mr. Bill Grogan: No, that’s in that number as well.

Mr. Andrew Silvernail: That’s in there.

Mr. Steven Winoker: That’s both. Okay. And so on the material side I know it’s not a huge part of your cost structure, but what are you thinking, given what we’re seeing?

Mr. Andrew Silvernail: Forty, Bill?

Mr. Bill Grogan: Yeah. I think it’s about 40 bps this year, that’s our expected.

Mr. Andrew Silvernail: Somewhere around 12 million bucks, with zero inflation? Somewhere in there.

Mr. Bill Grogan: Yeah.

Mr. Andrew Silvernail: Yeah, so think of that as 40 bps, so it’s not huge but it’s definitely there. It’s present.

Mr. Steven Winoker: Okay, and then Andy, I know you’ve talked a lot about capital deployment already today, but a little finer point on quantifying the current M&A envelope within which you're kind of working comfortably, and particularly in light of what? $200 million of overseas cash, etc?

Mr. Andrew Silvernail: I’m a frustrated groom.

Mr. Steven Winoker: Not left at the altar.

Mr. Andrew Silvernail: No, we’ve looked at a lot of stuff. We have looked at a lot of stuff, and our funnel has a ton of stuff in it. We walked away from a couple of things right at the end of last year that we put a ton of effort into, and principally around some of the same things we talked around our price and around terms. With our board, we’ve laid out a very detailed strategy that provides organic and inorganic.

And what makes an IDEX-like business, frankly our ability to drive differentiation long-term, and so we know what that looks like. We feel very comfortable with what we know, and we feel very comfortable with what we don’t know, and so what I don’t want to do is find us stretching into places where we don’t bring something different and better to the business, and so I’d rather remain disciplined there.

So, you know, what we’re seeing now is we’re seeing a lot of behavior, and it’s accelerating, right? And I expect tax relief to accelerate that to some degree. We’re seeing a lot of behavior where people are paying mid-teens multiples for very good assets, but when you just kind of back through the math, it’s tough to get there. And so, I’m betting on the fact that we will be rewarded for discipline over the long-term. And we might, hey, heck, we might get punched around a little bit in the short-term for it, but I’m okay with that.

Mr. Steven Winoker: Okay, that’s helpful. Any kind of color, again, around the characteristics of, I know Faure Herman that went to Le Garrec, and as you’ve shrunk that fix bucket down, I think it always helps us if you give us some insight into what makes that kind of business worth more to somebody else than to you guys?

Mr. Andrew Silvernail: So I think a few things, and I won't speak specifically to Faure Herman, but you know I think what it comes down to is the ability to drive real differentiation in the marketplace. And so when we looked at a bunch of the businesses that we have sold in the last few years, most of them came down to either we didn't have the scale to compete or we had lost a technology advantage that somebody else brought to the table that could advance that business much faster than we could organically.

And so that’s typically been the decision-making. Rarely is it because, you know, financially it can’t get there. We can solve those things pretty quickly. It really comes down to those two things. The ability to scale it and the ability to get over our technology hurdle. And for the most part, the buyers that we’ve sold to are, I guess for the most part, we think they could and they think they could.

And one of the things that we think about here, Steve, is, it’s good for everybody in terms of performance of the business. It’s also good for the people in the business. Right? Because do you want to be part of a business where you are kind of forgotten, or do you want to be part of a business where you are primetime? And so we think about that, and in the businesses we’ve sold, they’re going to partners where they’re going to be primetime, and that’s going to allow them to thrive in 60 years.

Mr. Steven Winoker: Great. All right, very helpful. Thanks, guys, good luck.

Mr. Andrew Silvernail: Thanks.

Operator: Our next question comes from the line of Scott Graham from BMO Capital Markets. Please proceed with your question.

Mr. Scott Graham: Hey, good morning, guys.

Mr. Andrew Silvernail: Hey, Scott.

Mr. Scott Graham: Hey, just another quarter. Well done, that’s all I can tell you.

Mr. Andrew Silvernail: Thank you.

Mr. Scott Graham: I jumped on a little bit late. I apologize, we’re spread really thin this morning. Have you talked about the amount of fix businesses that are still left in the portfolio, the percent of sales and approximately what their margins are running at right now?

Mr. Andrew Silvernail: Yeah, so we did a little bit, so I won't spend much time on it. You can go back on the transcript, but basically about 15% of our businesses are now in the fix bucket. We made about 200 basis point improvement in margins. We don't talk about the specific margin profiles that’s in there today, but that’s about what it is.

But it was a longer conversation earlier.

Mr. Scott Graham: Okay, gotcha. So now, sort of piggybacking on the M&A question, and I know that your pipeline is looking good and all that, but can you give us an idea of what the pipeline is comprised of. You now have, essentially, 85%, which is a substantial portion of your sales, of course, in businesses which it sounds like you're really ready to make an acquisition next to or alongside.

So does the composite of your pipeline equal the percent of sales of these businesses, or how are you looking at that, Andy?

Mr. Andrew Silvernail: So Scott, I’m not exactly sure if I understand what you meant by that, but let me take a whack, and if I’m wrong, come back at it. So I would actually look at the 75%, because really most of the businesses that we categorize that out-perform, we’re unlikely to acquire something in those business unless something popped out that was unexpected from a competitor that we could put together. So let’s just call it 75% of the business I’d categorize as ready and excited about acquiring around.

Across that 75%, the pipeline is pretty good. I couldn't tell you that there’s one thing versus another where we’re seeing more or less of something. Now, there’s price disparities. When I look at the HSC-related properties, they’re more expensive. When I look at the FSD-related properties, they tend to be less expensive, and FMT is somewhere in the middle. And so, you know, we’ve been looking at things for all off 2017 and even today that touch on all those businesses, or adjacent to those businesses.

We continue to invest in strategy. We continue to invest in people to think about how IDEX runs a business, if you think about the style of competition of IDEX, right? What makes us really different? We kind of come down to three things time and time and time again. Number one, we’re really good at building teams that know how to run these businesses.

The second part is those teams are obsessively customer-centric, meaning in terms of how do you grow them, how do you care for them, how do you innovate around them? And they do so through, this practice of 80/20, which has been the hallmark of our operating model.

And so we keep investing in what other types of businesses that are adjacent to our world, and does that model work. That’s where our sweet spot is. It’s got to have the dynamics of an IDEX business, but we put those three things together, that’s where our acquisitions work for us.

Mr. Scott Graham: Very good. That’s all I had, thank you.

Operator: Our next question comes from the line of Deane Dray with RBC Capital Markets. Please proceed with your question.

Mr. Jeff: Hey, good morning. This is Jeff on for Deane. I just have one question around the dynamic of tax reform on the M&A landscape. Sellers have less tax leakage. I was wondering if you're seeing any more targets become available. Do you maybe expect any more asset purchases? I’m just kind of wondering how you're thinking about all this.

Mr. Andrew Silvernail: I guess the only way I can answer that with confidence is the number of things that have come across the transom since we walked through the door here on January 1st is up substantially. So I think my answer to your question is yes.

Mr. Jeff: All right. That should be all for me. Thanks.

Mr. Andrew Silvernail: Thank you.

Operator: Our next question comes from the line of Joe Giordano with Cowen and Company. Please proceed with your question.

Mr. Joe Giordano: Hey, guys, thanks for taking my questions here.

Mr. Andrew Silvernail: Hey, Joe.

Mr. Joe Giordano: When I think about your organic guide for ’18 and just think about how orders, and maybe let’s focus on FMT and HST, just use the lumpiness of the diversified, but is it fair to think that maybe orders grow at a slower rate than revenues this year? I know the organic rate has been very solid on orders for you guys this year, but when I look sequentially they don't look dramatically different quarter-to-quarter.

It’s a very stable, good, healthy run rate. Is that how we should be thinking about orders? Kind of like stable around these areas, give or take a little bit on, like, a sequential pattern.

Mr. Bob Grogan: Yeah, and I think sequentially it will uptick slightly for our 5% number next year, but not materially.

Mr. Andrew Silvernail: Yeah, and I think following, we’ve always said that orders and sales quarter to quarter don't necessarily match, but obviously within a year, they typically would. That’s exactly what we saw this year.

So you’ll see some puts and takes. We’ve built some backlog, which is a good sign going into the first quarter. There is no doubt we’ll have a quarter this year where we believe some backlogs and no one should be surprised by that.

Mr. Joe Giordano: Okay. So fair, like you’re getting a little bit of a tail from the order performance this year into revenue next year? That’s fair.

Mr. Andrew Silvernail: Yeah.

Mr. Joe Giordano: Okay, just quick, housekeeping on the corporate expense was a bit higher than we had for the quarter here. Is that more of a baseline that we should be modeling off of here, that kind of new 20-ish per quarter kind of level?

Mr. Bill Grogan: No, we guided 17 to 18 million for the first quarter.

Mr. Andrew Silvernail: Yeah, we were a little heavy. Go ahead.

Mr. Bill Grogan: Well, the fourth quarter, again, we highlighted a little bit in our release, a lot of that was due the increase in stock price impacting compensation and then overall management incentive based upon how we finished the year. There was some headwind from that.

Mr. Joe Giordano: Cool. Thanks, guys.

Mr. Andrew Silvernail: Thanks, Joe.

Operator: There are no further questions in the queue. I’d like to hand the call back over to management for closing comments.

Mr. Andrew Silvernail: Right. So just kind of three closing comments, one on the lighter side and two on the more serious side. On the lighter side, I grew up in Maine, so I’m a diehard New England Patriots fan, so I’m not going to turn down the opportunity to say, “Go Pats” even though everybody here in Illinois hates me.

On the more serious side, there was an announcement this morning that a gentleman by the name of Dan Comos is retiring from Danaher as their long-time CFO. And I was an intern for Dan in the summer of 1998, and Dan is just one of the true gentleman that has built an incredible legacy and he’s been around this community for an awful long time. He’s a very special person and I want to congratulate Dan myself on what a great run and the legacy that he’s built.

And then finally, I just want to thank my teams. The teams here at IDEX have done a remarkable job, and we’re trying to build a special enterprise, an enterprise that believes in our mission of trusted solutions in improving lives, people who have bought into the values in this organization, and then finally, really focused on what are we--how do we do the right thing for all of our stakeholders? Our shareholders, the folks who work here at IDEX, and obviously most importantly for our customers. So I just want to thank everybody for the great work and I look forward to an outstanding 2018. Take care.

Operator: Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time, and have a wonderful day.